Exhibit 10.4
NATIONAL FUEL GAS COMPANY
1997 AWARD AND OPTION PLAN
As Amended and Restated As of July 23, 2007
1. Purpose
     The purpose of the Plan is to advance the interests of the Company and its stockholders, by providing a long-term incentive compensation program that will be an incentive to the Core Employees of the Company and its Subsidiaries whose contributions are important to the continued success of the Company and its Subsidiaries, and by enhancing their ability to attract and retain in their employ highly qualified persons for the successful conduct of their businesses.
2. Definitions
     2.1 “Acceleration Date” means (i) in the event of a Change in Ownership, the date on which such change occurs, or (ii) with respect to a Participant who is eligible for treatment under paragraph 23 on account of the termination of his employment following a Change in Control, the date on which such termination occurs.
     2.2 “Award” means any form of Stock Option, stock appreciation right or Restricted Stock granted by the Committee to a Participant under the Plan pursuant to such terms and conditions as the Committee may establish. An Award may be granted singly, in combination or in the alternative.
     2.3 “Award Notice” means a written notice from the Company to a Participant that sets forth the terms and conditions of an Award, in addition to those terms and conditions established by this Plan and by the Committee’s exercise of its administrative powers.
     2.4 “Board” means the Board of Directors of the Company.
     2.5 “Cause” means (i) the willful and continued failure by a Core Employee to substantially perform his duties with his employer after written warnings specifically identifying the lack of substantial performance are delivered to him by his employer, or (ii) the willful engaging by a Core Employee in illegal conduct which is materially and demonstrably injurious to the Company or a Subsidiary.
     2.6 “Change in Control” shall be deemed to have occurred at such time as (i) any “person” within the meaning of Section 14(d) of the Exchange Act, other than the Company, a Subsidiary, or any employee benefit plan or plans sponsored by the Company or any Subsidiary, is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors, or (ii) approval by the stockholders of the Company of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which the common stockholders of the Company immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (b) any consolidation or merger in which the Company is the continuing or surviving corporation but in which the common stockholders of the Company immediately prior to the consolidation or merger do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation (except where such holders of Common Stock hold at least a majority of the common stock of the corporation which owns all of the Common Stock of the Company), or (c) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (iii) individuals who constitute the Board on January 1, 1997 (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to January 1, 1997 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as nominee for director without objection to such nomination) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board.
     2.7 “Change in Ownership” means a change which results directly or indirectly in the Company’s Common Stock ceasing to be actively traded on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.
     2.8 “Code” means the Internal Revenue Code of 1986, and the rules, regulations and interpretations promulgated thereunder, as amended from time to time.
     2.9 “Committee” means the Compensation Committee of the Board, or such other committee designated by the Board, authorized to administer the Plan. The Committee shall consist of not less than two (2) members of the Board, each of whom shall be a Disinterested Board Member. A “Disinterested Board Member” means a member who (a) is not a current employee of the Company or a Subsidiary, (b) is not a former employee of the Company or a Subsidiary who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, (c) has not been an officer of the Company (d) does not receive remuneration from the Company or a Subsidiary, either directly or indirectly, in any capacity other than as a director and (e) does not possess an interest in any other transaction, and is not engaged in a business relationship, for which disclosure would be required pursuant to Item 404(a) or (b) of Regulation S-K under the Securities Act of 1933, as amended. The term Disinterested Board Member shall be interpreted in such manner as shall be necessary to conform to the requirements of Section 162(m) of the Code and Rule 16b-3 promulgated under the Exchange Act.

     2.10 “Common Stock” means the common stock of the Company.
     2.11 “Company” means National Fuel Gas Company.
     2.12 “Core Employee” means an officer or other core management employee of the company or a Subsidiary as determined by the Committee. Every Key Management Employee is also a Core Employee.
     2.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     2.14 “Fair Market Value” of a share of Common Stock on any date means the average of the high and low sales prices of a share of Common Stock as reflected in the next-day reports of the high and low sales prices of a share of Company Common Stock, as reported on either www.bloomberg.com or www.yahoo.com (or, if no such shares were publicly traded on that date, the next preceding date that such shares were so traded) or in any other publication selected by the Committee; provided, however, that if shares of Common Stock shall not have been publicly traded for more than ten (10) days immediately preceding such date, then the Fair Market Value of a share of Common Stock shall be determined by the Committee in such manner as it may deem appropriate.
     2.15 “Good Reason” means a good faith determination made by a Participant that there has been any (i) material change by the Company of the Participant’s functions, duties or responsibilities which change could cause the Participant’s position with the Company to become of less dignity, responsibility, importance, prestige or scope, including, without limitation, the assignment to the Participant of duties and responsibilities inconsistent with his positions, (ii) assignment or reassignment by the Company of the Participant without the Participant’s consent, to another place of employment more than 30 miles from the Participant’s current place of employment, or (iii) reduction in the Participant’s total compensation or benefits or any component thereof, provided in each case that the Participant shall specify the event relied upon for such determination by written notice to the Board at any time within six months after the occurrence of such event.
     2.16 “Key Management Employee” means a management employee of the Company or a Subsidiary (i) who has significant policymaking responsibilities, and (ii) whose current base salary at the time an Award is issued is among the highest two percent (2%) of the current base salaries of all the employees of the Company or any Subsidiary, all as determined by the Committee.
     2.17 “Participant” means any individual to whom an Award has been granted by the Committee under this Plan.
     2.18 “Plan” means the National Fuel Gas Company 1997 Award and Option Plan. Any reference in the Plan to a paragraph number refers to that portion of the Plan.

     2.19 “Restricted Stock” means an Award granted pursuant to paragraph 10.
     2.20 “SAR” means a stock appreciation right as defined in paragraph 9.
     2.21 “Stock Option” or “Option” means an Incentive Stock Option or a Non-Qualified Stock Option as defined in paragraph 8.
     2.22 “Subsidiary” means a corporation or other business entity in which the Company directly or indirectly has an ownership interest of eighty percent (80%) or more.
3. Administration
     The Plan shall be administered by the Committee. The Committee shall have the authority to: (a) interpret the Plan; (b) establish such administrative rules, regulations and procedures as it deems necessary for the proper administration of the Plan; (c) select Key Management Employees and Core Employees to receive Awards under the Plan; (d) determine the form of an Award, whether a Stock Option, SAR or Restricted Stock, the number of shares subject to the Award, all the terms and conditions of an Award, including the time and conditions of exercise or vesting, and any restrictions on transferability of shares related to any Award; (e) determine whether Awards would be granted singly, in combination or in the alternative; (f) grant waivers of Plan terms and conditions, provided that any such waiver granted to an executive officer of the Company shall not be inconsistent with Section 16 of the Exchange Act and the rules promulgated thereunder; (g) accelerate the vesting, exercise, or payment of any Award when any such action would be in the best interest of the Company; and (h) take any and all other action it deems advisable for the proper administration of the Plan, including but not limited to suspending the ability of a Participant to exercise an Award while under investigation for engaging in conduct in violation of paragraph 18. Notwithstanding the foregoing, without the express approval of stockholders, the Committee shall not have the authority to grant Awards in replacement of Awards previously granted under the Plan. All determinations of the Committee shall be made by a majority of its members, and its determinations shall be final, binding and conclusive. The Committee, in its discretion, may delegate its authority and duties under the Plan to the Chief Executive Officer or to other senior officers of the Company to the extent permitted by Section 16 of the Exchange Act and notwithstanding any other provision of this Plan or an Award Notice, under such conditions as the Committee may establish; provided, however, that only the Committee may select and grant Awards and render other decisions as to the timing, pricing and amount of Awards to Participants who are subject to Section 16 of the Exchange Act. For the avoidance of doubt, neither the Committee nor any delegate thereof shall take any action under the Plan, including without limitation pursuant to this paragraph 3, which would result in the imposition of an additional tax under Section 409A of the Code on the Participant holding an Award granted hereunder.

4. Eligibility
     Any Core Employee is eligible to become a Participant of the Plan and receive Stock Options and SARs only. A Key Management Employee is also eligible to become a Participant of the Plan and receive Stock Options, SARs and Restricted Stock under the Plan.
5. Shares Available
(a)	The maximum number of shares of Common Stock, $1.00 par value, of the Company which shall be available for grant of Awards under the Plan (including Incentive Stock Options) during its term shall not exceed 13,509,100, subject to adjustment as provided in paragraph 16. Awards covering no more than 600,000 shares of Common Stock of the Company may be granted to any Participant in any fiscal year, subject to adjustment as provided in paragraph 16. All of the shares of Common Stock authorized may be used to grant Stock Options and SARs. Of the shares authorized for issuance, only 250,000 may be used for Awards of Restricted Stock on or after February 15, 2007. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares.

(b)	Shares of Common Stock related to Awards which, on or after December 13, 2006, are (i) settled in cash in lieu of Common Stock, or (ii) exchanged with the Committee’s permission for Awards not involving Common Stock, will not be available again for grant under the Plan. The number of shares that are counted against the limit in Section 5(a) in respect of any portion of a SAR that is exercised shall be the gross number of shares related to that portion of the SAR exercised, and not just the net shares issued upon such exercise. Further, any shares of Common Stock that are used by a Participant on or after December 13, 2006 for the full or partial payment to the Company of the purchase price of shares of Common Stock upon exercise of a Stock Option, or to satisfy any withholding taxes due in respect of the exercise or vesting of any Award, will not be again available for Awards under the Plan.

(c)	Except as provided in paragraph 5(b) above, shares of Common Stock related to any portion of any Award which expires without the issuance of stock, or is cancelled or forfeited, shall again be available for grant under the Plan.
6. Term
     The Plan became effective as of December 13, 1996 subject to its approval by the Company’s stockholders at the 1997 Annual Meeting of Stockholders. The Plan shall terminate on February 16, 2007, except that if stockholders approve the amendments to the Plan presented for approval at the annual meeting held in February, 2007 (the “2007 Amendments”), then the Plan shall terminate on March 31, 2012, provided that no Awards shall be made under the Plan after December 12, 2006, unless the stockholders shall approve the 2007 Amendments, and provided further that the Plan shall be considered still to be effective as to any Awards that are outstanding on March 31, 2012.
7. Participation
     The Committee shall select Participants, determine the type of Awards to be made, and establish in the related Award Notices the applicable terms and conditions of the Awards in addition to those set forth in this Plan and any administrative rules, regulations and procedures issued by the Committee.
8. Stock Options
(a)	Grants. Awards may be granted in the form of Stock Options. The Stock Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Code if granted before December 12, 2006, or they may be Non-Qualified Stock Options (i.e., Stock Options which are not Incentive Stock Options), or a combination of both. Only Non-Qualified Stock Options may be issued on or after February 15, 2007.

(b)	Terms and Conditions of Options. Unless the Award Notice provides otherwise, an Option shall be exercisable in whole or in part. The price at which Common Stock may be purchased upon exercise of a Stock Option shall be established by the Committee, but such price shall not be less than the Fair Market Value of the Common Stock on the date of the Stock Option’s grant. The Committee shall not have the authority to decrease such price after the date of the Stock Option’s grant, except for adjustments appropriate to reflect a Change in Stock or a Change in Capitalization pursuant to paragraph 16. Unless the Award Notice provides a shorter period, each Non-Qualified Stock Option shall expire on the day after the tenth anniversary of its date of grant. Incentive Stock Options and Non-Qualified Stock Options granted in combination may be exercised separately. Unless the Award Notice provides otherwise, and except as provided in paragraphs 8(b)(i), 8(b)(ii) and 23 below, each Incentive Stock Option shall first become exercisable on the first anniversary of its date of grant, and each Non-Qualified Stock Option issued on before December 12, 2006 shall first become exercisable on the first anniversary of its date of grant. Except as provided in paragraphs 8(b)(i), 8(b)(ii) and 23, each Stock Option issued on or after February 15, 2007 shall first become exercisable on the third anniversary of its date of grant. The following exceptions to the previous two sentences shall apply:
(i)	Each Non-Qualified Stock Option shall first become exercisable, if earlier,
(1)	on the date of the Participant’s death occurring after the date of grant,

(2)	six months after the date of grant, if the Participant has voluntarily resigned on or after his 60th birthday, after the date of grant, and before such six months,

(3)	on the date of the Participant’s voluntary resignation on or after his 60th birthday and at least six months after the date of grant;

(4)	if the Award Notice so provides, on an earlier date for Options awarded on or after February 15, 2007 to a Participant as part of his initial inducement to join the Company or a Subsidiary; or

(5)	if the Award Notice so provides, on an earlier date for Options awarded on or after February 15, 2007 in connection with a merger or acquisition to a Participant who joins the Company or a Subsidiary as the result of a merger or acquisition.
(ii)	Subject to paragraph 8(b)(i), unless the Award Notice provides otherwise, Options issued on or after February 15, 2007 shall be exercisable only upon attainment (as determined by the Committee or its delegate) of performance goals established by the Committee pursuant to one or more of performance criteria listed in paragraph 13, with respect to such performance period or periods (including periods of less than three years) specified by the Committee and set out in the Award Notice.
(c)	Restrictions Relating to Incentive Stock Options. Stock Options issued in the form of Incentive Stock Options shall, in addition to being subject to all applicable terms and conditions established by the Committee, comply with Section 422 of the Code. Accordingly, the aggregate Fair Market Value (determined at the time the Option was granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company or any of its Subsidiaries) shall not exceed $100,000 (or such other limit as may be required by the Code). Unless the Award Notice provides a shorter period, each Incentive Stock Option shall expire on the tenth anniversary of its date of grant. The number of shares of Common Stock that shall be available for Incentive Stock Options granted under the Plan is 12,509,100.

(d)	Exercise of Option. Upon exercise, the option price of a Stock Option may be paid in cash, shares of Common Stock, shares of Restricted Stock, a combination of the foregoing, or such other consideration as the Committee may deem appropriate. The Committee shall adopt administrative rules, regulations or procedures establishing appropriate methods for accepting Common Stock, whether restricted or unrestricted, and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a Stock Option. The Committee, in its sole discretion, may adopt administrative rules, regulations or procedures whereby a Participant, to the extent permitted by and subject to the requirements of Rule 16b-3 under the Exchange Act, Regulation T issued by the Board of Governors of the Federal Reserve System pursuant to the Exchange Act, the Code and other federal income tax laws, and other federal, state and local tax and securities laws, can exercise an Option or a portion thereof without making a direct payment of the option price to the Company. If the Committee so elects to establish a cashless exercise program, the Committee shall determine, in its sole discretion and from time to time, such administrative rules, regulations or procedures as it deems appropriate. Such administrative rules, regulations or procedures shall be binding on any Participant wishing to utilize the cashless exercise program.
9. Stock Appreciation Rights
(a)	Grants and Valuation. Awards may be granted in the form of stock appreciation rights (“SARs”). SARs shall be subject to paragraph 9(c). Unless this Plan or the Award Notice provides otherwise, SARs shall entitle the recipient to receive a payment equal to the appreciation in the Fair Market Value of a stated number of shares of Common Stock from the award date to the date of exercise. Such payment shall be in the form of shares of the Company’s Common Stock, with the number of shares to be delivered to be equal to the amount of such appreciation divided by the Fair Market Value on the date of exercise (with any fractional share to be paid in cash). Once a SAR has been issued, the Committee shall not reprice the SAR by changing the initial Fair Market Value from which the payment is calculated except for adjustments appropriate to reflect a Change in Stock or a Change in Capitalization pursuant to paragraph 16. In the case of SARs granted in combination with Stock Options, the appreciation in value is from the option price of such related stock option to the Fair Market Value on the date of exercise of such SARs. Unless this Plan or the Award Notice provides otherwise, each SAR shall first become exercisable on the first anniversary of its grant. Unless the Award Notice provides a shorter period, each SAR shall expire ten years and one day after its date of grant.

(b)	Terms and Conditions of SARs. SARs shall be exercisable in whole or in such installments and at such time as may be determined by the Committee. The base price from which the value of a SAR is measured shall also be determined by the Committee; provided, however, that such price shall not be less than the Fair Market Value of the Common Stock on the date of the grant of the SAR. Each SAR issued on or after February 15, 2007 shall first become exercisable on the third anniversary of its date of grant, except that:
(i)	each SAR shall first become exercisable, if earlier,
(1)	on the date of the Participant’s death occurring after the date of grant,

(2)	six months after the date of grant, if the Participant has voluntarily resigned on or after his 60th birthday, after the date of grant, and before such six months,

(3)	on the date of the Participant’s voluntary resignation on or after his 60th birthday and at least six months after the date of grant;

(4)	upon a Change in Control or Change in Ownership pursuant to paragraph 23;

(5)	if the Award Notice so provides, on an earlier date for SARs awarded on or after February 15, 2007 to a Participant as part of his initial inducement to join the Company or a Subsidiary; or

(6)	if the Award Notice so provides, on an earlier date for SARs awarded on or after February 15, 2007 in connection with a merger or acquisition to a Participant who joins the Company or a Subsidiary as the result of a merger or acquisition.
(ii)	Subject to paragraph 9(b)(i), unless the Award Notice provides otherwise, SARs issued on or after February 15, 2007 shall be exercisable only upon attainment (as determined by the Committee or its delegate) of performance goals established by the Committee pursuant to one or more of performance criteria listed in paragraph 13, with respect to such performance period or periods (including periods of less than three years) specified by the Committee and set out in the Award Notice.
(c)	Deemed Exercise. The Committee may provide that a SAR not already exercised shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such SAR.
10. Restricted Stock
(a)	Grants. Awards may be granted in the form of Restricted Stock. Shares of Restricted Stock may be awarded in such amounts and at such times during the term of the Plan as the Committee shall determine.

(b)	Award Restrictions. Restricted Stock shall be subject to such terms and conditions as the Committee deems appropriate, including restrictions on transferability and continued employment. Notwithstanding the previous sentence, unless the Award Notice provides otherwise, the lapse of restrictions on Restricted Stock issued on or after February 16, 2007 shall be conditioned upon attainment (as determined by the Committee or its delegate) of performance goals established pursuant to one or more of performance criteria listed in paragraph 13 and set out in the Award Notice. No more than 100,000 restricted shares may be issued in a single fiscal year. The Committee may modify or accelerate the delivery of shares of Restricted Stock under such circumstances as it deems appropriate.

(c)	Rights as Stockholders. During the period in which any shares of Restricted Stock are subject to the restrictions imposed under paragraph 10(b), the Committee may, in its discretion, grant to the Participant to whom shares of Restricted Stock have been awarded all or any of the rights of a stockholder with respect to such shares, including, but not by way of limitation, the right to vote such shares and to receive dividends.

(d)	Evidence of Award. Any shares of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.
11. Payment of Awards
     At the discretion of the Committee, payment of Awards may be made in cash, Common Stock, a combination of cash and Common Stock, or any other form of property as the Committee shall determine.
12. Dividends and Dividend Equivalents
     If an Award is granted in the form of Restricted Stock the Committee may, at any time up to the time of payment, include as part of an Award an entitlement to receive dividends or dividend equivalents, subject to such terms and conditions as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such time as the Committee shall determine. All dividends or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, and/or be reinvested into additional shares of Common Stock.
13. Performance Criteria
     The performance measure(s) to be used for purposes of Stock Options, SARs and Restricted Stock shall include one or more measures chosen from among the following, as applied to the Company or to any Subsidiary or combination of Subsidiaries: (a) earnings per share; (b) net income (before or after taxes); (c) return measures (including, but not limited to, return on assets, equity or sales); (d) cash flow return on investments which equals net cash flows divided by owners equity; (e) earnings before or after taxes, depreciation and/or amortization; (f) gross revenues; (g) operating income (before or after taxes); (h) total shareholder return; (i) corporate performance indicators (indices based on the level of certain expenses, certain objectively measurable operational events or certain services provided to customers); (j) cash generation, profit and/or revenue targets; (k) growth measures, including revenue growth, reserve growth or reserve replacement, as compared to a peer group or other benchmark; and/or (l) share price (including, but not limited to, growth measures and total shareholder return). In setting performance goals using these performance measures, the Committee may exclude the effect of changes in accounting standards and non-recurring unusual events specified by the Committee, such as write-offs, capital gains and losses, and acquisitions and dispositions of businesses.
14. Termination of Employment
(a)	General Rule. Subject to paragraph 18, if a Participant’s employment with the Company or a Subsidiary terminates for a reason other than death, disability, retirement, or any approved reason, all unexercised, unearned or unpaid Awards shall be cancelled or forfeited as the case may be, unless otherwise provided in this paragraph or in the Participant’s Award Notice. The Committee shall have the authority to adopt administrative rules, regulations or procedures not inconsistent with the Plan to (i) determine what events constitute disability, retirement, or termination for an approved reason for purposes of the Plan, and (ii) determine the treatment of a Participant under the Plan in the event of his death, disability, retirement, or termination for an approved reason.

(b)	Incentive Stock Options. Unless the Award Notice provides otherwise, any Incentive Stock Option which has not theretofore expired, shall terminate upon termination of the Participant’s employment with the Company whether by death or otherwise, and no shares of Common Stock may thereafter be purchased pursuant to such Incentive Stock Option, except that:
(i)	Upon termination of employment (other than by death), a Participant may, within three months after the date of termination of employment, purchase all or part of any shares of Common Stock which the Participant was entitled to purchase under such Incentive Stock Option on the date of termination of employment.

(ii)	Upon the death of any Participant while employed with the Company or within the three-month period referred to in paragraph 14(b)(i), the Participant’s estate or the person to whom the Participant’s rights under the Incentive Stock Option are transferred by will or the laws of descent and distribution may, within one year after the date of the Participant’s death, purchase all or part of any shares of Common Stock which the Participant was entitled to purchase under such Incentive Stock Option on the date of death.
Notwithstanding anything in this paragraph 14(b) to the contrary, the Committee may at any time within the three-month period after the date of termination of a Participant’s employment, with the consent of the Participant, the Participant’s estate or the person to whom the Participant’s rights under the Incentive Stock Options are transferred by will or the laws of descent and distribution, extend the period for exercise of the Participant’s Incentive Stock

Options to any date not later than the date on which such Incentive Stock Options would have otherwise expired absent such termination of employment. Nothing in this paragraph 14(b) shall authorize the exercise of an Incentive Stock Option after the expiration of the exercise period therein provided, nor later than ten years after the date of grant.

(c)	Non-Qualified Stock Options. Unless the Award Notice provides otherwise, any Non-Qualified Stock Option which has not theretofore expired shall terminate upon termination of the Participant’s employment with the Company, and no shares of Common Stock may thereafter be purchased pursuant to such Non-Qualified Stock Option, except that:
(i)	Upon termination of employment for any reason other than death, discharge by the Company for cause, or voluntary resignation of the Participant prior to age 60, a Participant may, within five years after the date of termination of employment, or any such greater period of time as the Committee, in its sole discretion, deems appropriate, exercise all or part of the Non-Qualified Stock Option which the Participant was entitled to exercise on the date of termination of employment or subsequently becomes eligible to exercise pursuant to paragraph 8(b).

(ii)	Upon the death of a Participant while employed with the Company or within the period referred to in paragraph 14 (c)(i), the Participant’s estate or the person to whom the Participant’s rights under the Non-Qualified Stock Option are transferred by will or the laws of descent and distribution may, within five years after the date of the Participant’s death while employed, or within the period referred to in paragraph 14(c)(i), exercise all or part of the Non-Qualified Stock Option which the Participant was entitled to exercise on the date of death.
Nothing in this paragraph 14(c) shall authorize the exercise of a Non-Qualified Stock Option later than the exercise period set forth in the Award Notice.
15. Nonassignability
     No Award under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution or pursuant to a domestic relations court order), assignment, pledge, or encumbrance, except that, unless the Committee specifies otherwise, all awards of Non-Qualified Stock Options or SARs shall be transferable without consideration, subject to all the terms and conditions to which such Non-Qualified Stock Options or SARs are otherwise subject, to (i) members of a Participant’s immediate family as defined in Rule 16a-1 promulgated under the Exchange Act, or any successor rule or regulation, (ii) trusts for the exclusive benefit of the Participant or such immediate family members or (iii) entities which are wholly-owned by the Participant or such immediate family members, provided that (x) there may be no consideration for any such transfer, (y) the Participant or such immediate family members must have exclusive control over the exercise and transfer of such awards, and (z) subsequent transfers of transferred options shall be prohibited except those by will or the laws of descent and distribution. For purposes of clause (z) of the preceding sentence, no transfer to or by the original Participant shall be treated as a subsequent transfer. Following transfer, any such Options or SARs shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and except as provided in the next sentence, the term “Participant” shall be deemed to refer to the transferee. The events of termination of employment of paragraph 14(c) shall continue to be applied with reference to the original Participant, and following the termination of employment of the original Participant, the transferred Options or SARs shall be exercisable by the transferee only to the extent, and for the periods specified in paragraph 14(c), that the original Participant could have exercised such Option or SAR. Except as expressly permitted by this paragraph, an Award shall be exercisable during the Participant’s lifetime only by him.
16. Adjustment of Shares Available
(a)	Changes in Stock. In the event of changes in the Common Stock by reason of a Common Stock dividend, stock split, reverse stock-split or other combination, appropriate adjustment shall be made by the Committee in the aggregate number of shares available under the Plan, the number of shares with respect to which Awards may be granted to any Participant in any fiscal year, and the number of shares or SARs, subject to outstanding Awards, without, in the case of Stock Options, causing a change in the aggregate purchase price to be paid therefor. Such proper adjustment as may be deemed equitable may be made by the Committee in its discretion to give effect to any other change affecting the Common Stock.

(b)	Changes in Capitalization. In case of a merger or consolidation of the Company with another corporation, a reorganization of the Company, a reclassification of the Common Stock of the Company, a spinoff of a significant asset or other changes in the capitalization of the Company, appropriate provision shall be made for the protection and continuation of any outstanding Awards by either (i) the substitution, on an equitable basis, of appropriate stock or other securities or other consideration to which holders of Common Stock of the Company will be entitled pursuant to such transaction or succession of transactions, or (ii) by appropriate adjustment in the number of shares issuable pursuant to the Plan, the number of shares covered by outstanding Awards, the option price of outstanding Stock Options, and the exercise price of outstanding SARs, in each case as deemed appropriate by the Committee.
17. Withholding Taxes
     The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the participant to pay to it such tax prior to and as a condition of the making of such payment. Subject to any administrative rules, regulations or procedures established by the Committee, a Participant may pay the amount of taxes required by law to be withheld from an Award, in whole or in part, by requesting that the Company withhold from any payment of Common Stock due as a result of such Award, or by delivering to the Company, shares of Common Stock having a Fair Market Value less than or equal to the amount of such required withholding taxes.
18. Noncompetition Provision
     Notwithstanding anything contained in this Plan to the contrary, unless the Award Notice specifies otherwise, a Participant shall forfeit all unexercised, unearned, and/or unpaid Awards, including Awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing if, (i) in the opinion of the Committee, the Participant, without the written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Company or any Subsidiary; or (ii) the Participant performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of the Company.
19. Amendments to Awards
     The Committee may at any time unilaterally amend any unexercised, unearned, or unpaid Award, including Awards earned but not yet paid, to the extent it deems appropriate; provided, however, that any such amendment which is adverse to the Participant shall require the Participant’s consent. Notwithstanding the foregoing, the Committee may not amend an Award in any manner that would result in the imposition of an additional tax under Section 409A of the Code on the Participant holding such Award.
20. Regulatory Approvals and Listings
     Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Awards resulting in the payment of Common Stock prior to (a) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (b) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed, and (c) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

21. No Right to Continued Employment or Grants
     Participation in the Plan shall not give any Participant any right to remain in the employ of the Company or any Subsidiary. The Company or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate any Participant at any time. Further, the adoption of this Plan shall not be deemed to give any person any right to be selected as a Participant or to be granted an Award.
22. Amendment
     The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, provided however, that any such amendment shall be subject to stockholder approval (i) at the discretion of the Board and (ii) to the extent that shareholder approval may be required by law or under the applicable requirements of any exchange on which the Common Stock is listed to trade. Notwithstanding the foregoing, the Board may not amend the Plan in any manner that would result in the imposition of an additional tax under section 409A of the Code on any Participant.
23. Change in Control and Change in Ownership
(a)	Background. All Participants shall be eligible for the treatment afforded by this paragraph 23 if there is a Change in Ownership or if their employment terminates within three years following a Change in Control, unless the termination is due to (i) death; (ii) disability entitling the Participant to benefits under his employer’s long-term disability plan; (iii) Cause; (iv) resignation by the Participant other than for Good Reason; or (v) retirement entitling the Participant to benefits under his employer’s retirement plan.

(b)	Vesting and Lapse of Restrictions. If a Participant is eligible for treatment under this paragraph 23, (i) all of the terms and conditions in effect on any unexercised, unearned, or unpaid Awards shall immediately lapse as of the Acceleration Date; (ii) no other terms or conditions shall be imposed upon any Awards on or after such date, and in no event shall any Award be forfeited on or after such date; and (iii) all of his unexercised, unvested, unearned and/or unpaid Awards or any other outstanding Awards shall automatically become one hundred percent (100%) vested immediately upon such date.

(c)	Dividends and Dividend Equivalents. If a Participant is eligible for treatment under this paragraph 23, all unpaid dividends and dividend equivalents and all interest accrued thereon, if any, shall be treated and paid under this paragraph 23 in the identical manner and time as the Award under which such dividends or dividend equivalents have been credited. For example, if upon a Change in Ownership, an Award under this paragraph 23 is to be paid in a prorated fashion, all unpaid dividends and dividend equivalents with respect to such

Award shall be paid according to the same formula used to determine the amount of such prorated Award.

(d)	Payment of Awards. If a Participant is eligible for treatment under this paragraph 23, whether or not he is still employed by the Company or a Subsidiary, he shall be paid, in a single lump sum cash payment, as soon as practicable but in no event later than 90 days after the Acceleration Date, for all outstanding SARs and Stock Options (including Incentive Stock Options), and any other outstanding Awards, based on the Fair Market Value of the Common Stock on the Acceleration Date.

(e)	Miscellaneous. Upon a Change in Control or a Change in Ownership, (i) the provisions of paragraphs 14, 18 and 19 shall become null and void and of no force and effect insofar as they apply to a Participant who has been terminated under the conditions described in paragraph 23(a); and (ii) no action shall be taken which would affect the rights of any Participant or the operation of the Plan with respect to any Award to which the Participant may have become entitled hereunder on or prior to the date of the Change in Control or Change in Ownership or to which he may become entitled as a result of such Change in Control or Change in Ownership.

(f)	Legal Fees. The Company shall pay all legal fees and related expenses incurred by a Participant in seeking to obtain or enforce any payment, benefit or right he may be entitled to under the Plan after a Change in Control or Change in Ownership; provided, however, the Participant shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced in bad faith.
24. No Right, Title or Interest in Company Assets
     No Participant shall have any rights as a stockholder as a result of participation in the Plan until the date of issuance of a stock certificate in his name, and, in the case of Restricted Stock, Stock Options, or SARs, until such rights are granted to the Participant under paragraph 10(c). To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.